Exhibit 12.1

                       WALDEN RESIDENTIAL PROPERTIES, INC.
                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (2)
                              (Dollars in Thousands)

                                                                    For the Period
                                                Year Ended          February 9, 1994
                                               December 31,        (Commencement of
                                              --------------      Operations) through
                                              1996      1995        December 31, 1994
                                              ----      ----        -----------------

  Income before extraordinary item. . . . . $19,122   $10,685             $ 5,356
  Add:
   Interest on indebtedness . . . . . . . .  20,573    17,111               6,288
   Amortization . . . . . . . . . . . . . .     916       900                 371
                                            -------   -------             -------
     Earnings . . . . . . . . . . . . . . . $40,611   $28,696             $12,015

  Fixed charges and preferred stock dividends:
   Interest on indebtedness . . . . . . . . $20,573   $17,111             $ 6,288
   Amortization . . . . . . . . . . . . . .     916       900                 371
                                            -------   -------             -------
     Fixed charges. . . . . . . . . . . . .  21,489    18,011               6,659
   Add:
     Preferred stock dividends (1). . . . .   4,092       922                 --
                                            -------   -------             -------
        Combined fixed charges and
          preferred stock dividends . . . . $25,581   $18,933             $ 6,659
                                            =======   =======             =======

  Ratio of earnings to fixed charges. . . .   1.89x     1.59x               1.80x

  Ratio of earnings to fixed charges and
    preferred stock dividends . . . . . . .   1.59x     1.52x               1.80x


    (1) Includes preferred stock dividends on convertible equity securities and preferred stock.

    (2) Computation of the ratio of earnings to combined fixed charges and preferred stock dividends has not been provided for Walden Predecessors because the capital structure has changed substantially since the Company's formation and the information relating to Walden Predecessors would be meaningless.